As filed with the Securities and Exchange Commission on October 14, 2011

Registration No. 333-176586

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

MOBITV, INC.

(Exact name of registrant as specified in its charter)

Delaware	7371	94-3352422
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial code number)	(I.R.S. employer identification no.)

6425 Christie Avenue, 5th Floor

Emeryville, CA 94608

(510) 450-5000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Charles A. Nooney

Chairman and Chief Executive Officer

MobiTV, Inc.

6425 Christie Avenue, 5th Floor

Emeryville, CA 94608

(510) 450-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Horace Nash Cynthia Clarfield Hess Fenwick & West LLP 801 California Street Mountain View, CA 94041 (650) 988-8500	Ellen McDonald General Counsel MobiTV, Inc. 6425 Christie Avenue, 5th Floor Emeryville, CA 94608 (510) 450-5000	Katharine A. Martin Jose F. Macias Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act of 1934 (the “Exchange Act”). (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This amendment is being filed solely to file exhibits to the Registration Statement on Form S-I (333-176586) (the “Registration Statement”). Otherwise, no changes have been made to Part I or Part II of the Registration Statement.

Part II

Information not required in prospectus

Item 13.	Other expenses of issuance and distribution.

The following table sets forth the costs and expenses to be paid by the Registrant in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the SEC registration fee and the FINRA filing fee.

Amount paid or to be paid

SEC registration fee		$8,708
FINRA filing fee		8,000
Initial listing fee		*
Printing and engraving		*
Legal fees and expenses		*
Accounting fees and expenses		*
Road show expenses		*
Blue sky fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be provided by amendment.

Item 14.	Indemnification of directors and officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation as in effect upon the closing of this offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•	for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s bylaws, that will be in effect upon the closing of this offering, provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•

the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

The Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, executive officer or employee of the Registrant regarding which indemnification is sought. Reference is also made to Section                      of the Underwriting Agreement, which provides for the indemnification of executive officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provision in the Registrant’s certificate of incorporation, bylaws and the indemnity agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant has directors’ and officers’ liability insurance for securities matters.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit document	Number

Form of Underwriting Agreement	1.01
Form of Certificate of Incorporation of the Registrant	3.02
Form of Bylaws of the Registrant	3.04
Second Amended and Restated Investor Rights Agreement, dated as of July 11, 2006, by and among the Registrant and the preferred stockholders of the Registrant, as amended	4.02
Forms of Indemnity Agreement	10.01

Item 15.	Recent sales of unregistered securities.

Since January 1, 2008, the Registrant has issued and sold the following securities:

(1) On February 28, 2008, the Registrant issued a warrant to purchase 33,277 shares of Series C preferred stock at an exercise price of $6.01 per share to a lender in connection with a loan transaction. This warrant was amended in May 21, 2008 to increase the number of shares issuable upon its exercise to an aggregate of 37,438 shares of Series C preferred stock.

(2) On February 28, 2008, the Registrant issued a warrant to purchase 14,679 shares of Series B preferred stock and 53,245 shares of Series C preferred stock at an exercise price of $5.45 per share and $6.01 per share, respectively, to a lender in connection with an equipment financing transaction.

(3) On February 28, 2008, the Registrant granted options to purchase an aggregate of 24,529 shares of common stock under its 2000 Equity Incentive Plan at an exercise price of $4.00 per share.

(4) On March 25, 2008, the Registrant amended outstanding options to purchase an aggregate of 7,700,519 shares of common stock under its 2000 Equity Incentive Plan held by 143 service providers to (i) reduce the exercise price of such stock options to $4.00 per share, (ii) reduce the term of such stock options from 10 to seven years from the initial dates of grant and (iii) impose a prohibition on the transfer of the shares issuable upon exercise of such stock options.

(5) On March 25, 2008, the Registrant granted options to purchase an aggregate of 805,912 shares of common stock under its 2000 Equity Incentive Plan at an exercise price of $4.00 per share.

(6) On April 22, 2008, the Registrant granted options to purchase an aggregate of 153,967 shares of common stock under its 2000 Equity Incentive Plan at an exercise price of $4.00 per share.

(7) On August 4, 11, and 27, 2008, the Registrant granted options to purchase an aggregate of 724,665 shares of common stock under its 2000 Equity Incentive Plan at an exercise price of $3.00 per share.

(8) On October 8, 2008, the Registrant granted options to purchase an aggregate of 226,065 shares of common stock under its 2000 Equity Incentive Plan at an exercise price of $1.95 per share.

(9) On February 4, 2009, the Registrant granted options to purchase an aggregate of 171,800 shares of common stock under its 2000 Equity Incentive Plan at an exercise price of $1.19 per share.

(10) On April 6, 2009, the Registrant replaced options to purchase an aggregate of 9,340,916 shares of common stock under its 2000 Equity Incentive Plan with options to purchase an aggregate of 9,340,916 shares of common stock under its 2000 Equity Incentive Plan at an exercise price of $1.32 per share.

(11) On April 6, 2009, the Registrant granted options to purchase an aggregate of 1,152,675 shares of common stock under its 2000 Equity Incentive Plan at an exercise price of $1.32 per share.

(12) On August 6, 2009, the Registrant granted options to purchase an aggregate of 937,315 shares of common stock under its 2000 Equity Incentive Plan at an exercise price of $1.57 per share.

(13) On October 27, 2009, the Registrant granted options to purchase an aggregate of 214,175 shares of common stock under its 2000 Equity Incentive Plan at an exercise price of $1.16 per share.

(14) On November 17, 2009, the Registrant granted options to purchase an aggregate of 69,568 shares of common stock under its 2000 Equity Incentive Plan at an exercise price of $1.32 per share.

(15) On February 23, 2010, the Registrant granted options to purchase an aggregate of 914,665 shares of common stock under its 2000 Equity Incentive Plan at an exercise price of $1.08 per share.

(16) On March 1, 2010, the Registrant granted options to purchase an aggregate of 537,500 shares of common stock under its 2000 Equity Incentive Plan at an exercise price of $1.08 per share.

(17) On May 25, 2010, the Registrant granted options to purchase an aggregate of 461,250 shares of common stock under its 2010 Equity Incentive Plan at an exercise price of $1.02 per share.

(18) On August 24, 2010, the Registrant granted options to purchase an aggregate of 375,550 shares of common stock under its 2010 Equity Incentive Plan at an exercise price of $1.06 per share.

(19) On December 9, 2010, the Registrant granted options to purchase an aggregate of 153,500 shares of common stock under its 2010 Equity Incentive Plan at an exercise price of $1.15 per share.

(20) On March 1, 2011, the Registrant granted options to purchase an aggregate of 1,439,621 shares of common stock under its 2010 Equity Incentive Plan at an exercise price of $1.37 per share.

(21) On May 24, 2011, the Registrant granted options to purchase an aggregate of 412,800 shares of common stock under its 2010 Equity Incentive Plan at an exercise price of $2.01 per share.

(22) On June 7, 2011, the Registrant granted options to purchase an aggregate of 100,000 shares of common stock under its 2010 Equity Incentive Plan at an exercise price of $2.01 per share to three members of its board of directors.

(23) On March 22, 2011, the Registrant issued 10,000 shares of common stock upon exercise of an option granted under its 2000 Equity Incentive Plan to an employee with an exercise price of $1.40 per share for an aggregate purchase price of $14,000.

(24) On August 29, 2011, the Registrant granted options to purchase an aggregate of 289,390 shares of common stock under its 2010 Equity Incentive Plan at an exercise price of $3.08 per share.

(25) Since January 1, 2008, excluding the issuance described in item (23) above, the Registrant has issued an aggregate of 2,855,229 shares of common stock upon exercise of options granted under its 2000 Equity Incentive Plan with a weighted average exercise price of $0.22 per share for an aggregate purchase price of $626,900.

(26) Since August 1, 2008, the Registrant has issued an aggregate of 333 shares of common stock upon exercise of options granted under its 2010 Equity Incentive Plan with a weighted average exercise price of $1.13 per share for an aggregate purchase price of $375.

The issuances of the securities described in items (1), (2) and (23) above were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering. The issuances described in items (3)-(22) and (24)-(26) above were exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act pursuant to benefit plans and contracts relating to compensation.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes each transaction was exempt from the registration requirements of the Securities Act as stated above. All recipients of the foregoing transactions either received adequate information about the Registrant or had access, through their relationships with the Registrant, to such information. Furthermore, the Registrant affixed appropriate legends to the share certificates and instruments issued in each foregoing transaction setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16.	Exhibits and financial statement schedules.

(a) Exhibits.

Exhibit number		Exhibit title

1.01	*	Form of Underwriting Agreement.

3.01	†	Restated Certificate of Incorporation, as amended, as currently in effect.

3.02	*	Form of Certificate of Incorporation, to be in effect upon the closing of this offering.

3.03	†	Amended and Restated Bylaws, as currently in effect.

3.04	*	Form of Bylaws, to be in effect upon the closing of this offering.

4.01	†	Second Amended and Restated Investors’ Rights Agreement, dated July 6, 2006, between the Registrant and the preferred stockholders of the Registrant, as amended.

4.02	*	Specimen of Common Stock Certificate.

4.03	†	Warrant to Purchase Common Stock, dated November 10, 2004, issued by the Registrant to Sprint Spectrum L.P.

4.04	†	Warrant to Purchase Preferred Stock, dated February 8, 2008, issued by the Registrant to Leader Equity LLC, as amended.

4.05	†	Warrant to Purchase Series B Preferred Stock, dated February 28, 2008, issued by the Registrant to TriplePoint Capital LLC.

4.06	†	Warrant to Purchase Series C Preferred Stock, dated February 28, 2008, issued by the Registrant to TriplePoint Capital LLC.

5.01	*	Opinion of Fenwick & West LLP.

10.01	†	Forms of Indemnity Agreement.

10.02	†	Amended and Restated 2000 Employee and Consultant Equity Incentive Plan, and forms of stock option and stock option exercise agreements.

10.03	†	2010 Employee and Consultant Equity Incentive Plan, and forms of agreements thereunder.

Exhibit number		Exhibit title

10.04	*	2011 Equity Incentive Plan, and forms of agreements thereunder.

10.05	†	Executive Bonus Plan of the Registrant.

10.06	†	Offer Letter, dated September 11, 2007, between the Registrant and Charles A. Nooney.

10.07	†	Offer Letter, dated March 15, 2007, between the Registrant and William E. Losch.

10.08	†	Employment Agreement, dated June 25, 2000, between the Registrant and Paul M. Scanlan, as amended.

10.09	†	Offer Letter, dated February 22, 2008, between the Registrant and Kay G. Johansson.

10.10	†	Offer Letter, dated May 26, 2010, between the Registrant and Anders Norström.

10.11	†	Offer Letter, dated April 27, 2010, between the Registrant and Richard C. Herman.

10.12	*	Content License Agreement, effective March 1, 2010, between the Registrant, American Broadcasting Companies, Inc., ABC News/Starwave Partners, ABC Cable Networks Group and International Family Entertainment, Inc., as amended.

10.13	*	Content License Agreement, effective March 1, 2010, between the Registrant and ESPN Enterprises, Inc., as amended.

10.14	#	AT&T Developer License Agreement, effective April 5, 2010, between the Registrant and AT&T Mobility LLC, as amended.

10.15	#	Wireless Internet Service Agreement, effective October 6, 2003, between the Registrant and Sprint Spectrum L.P., as amended.

10.16	#	T-Mobile USA Mobile Application Agreement, effective December 6, 2009, between the Registrant and T-Mobile USA, Inc., as amended.

10.17	†	Office Lease, effective March 6, 2005, between the Registrant and Bay Center Investor, LLC (successor-in-interest to Bay Center Office, LLC), as amended.

21.01	†	List of Subsidiaries of the Registrant.

23.01	†	Consent of PricewaterhouseCoopers LLP.

23.02	*	Consent of Fenwick & West LLP (included in Exhibit 5.1).

24.01	†	Power of Attorney.

*	To be filed by amendment.
†	Previously filed.
#	Confidential treatment requested as to certain portions of this exhibit, which portions have been omitted and filed separately with the Securities and Exchange Commission.

(b) Financial statement schedules.

All financial statement schedules are omitted because they are not applicable or the information is included in the Registrant’s consolidated financial statements or related notes.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Signatures

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on October 14, 2011.

MOBITV, INC.

By:	/S/ CHARLES A. NOONEY
Charles A. Nooney Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/S/ CHARLES A. NOONEY Charles A. Nooney	Chairman and Chief Executive Officer (principal executive officer)	October 14, 2011

/S/ WILLIAM E. LOSCH William E. Losch	Chief Financial Officer (principal financial officer)	October 14, 2011

/S/ TERRI M. FALCONE Terri M. Falcone	Vice President, Finance and Chief Accounting Officer (principal accounting officer)	October 14, 2011

* Bobby R. Inman	Director	October 14, 2011

* John W. Jarve	Director	October 14, 2011

* Jeffrey D. Brody	Director	October 14, 2011

* Vernon J. Stevenson	Director	October 14, 2011

* Bandel L. Carano	Director	October 14, 2011

* Paul M. Scanlan	Director	October 14, 2011

* Simon T. Bax	Director	October 14, 2011

*By:	/s/ WILLIAM E. LOSCH	Attorney-in-fact
William E. Losch

Exhibit index

Exhibit number		Exhibit title

1.01	*	Form of Underwriting Agreement.

3.01	†	Restated Certificate of Incorporation, as amended, as currently in effect.

3.02	*	Form of Certificate of Incorporation, to be in effect upon the closing of this offering.

3.03	†	Amended and Restated Bylaws, as currently in effect.

3.04	*	Form of Bylaws, to be in effect upon the closing of this offering.

4.01	†	Second Amended and Restated Investors’ Rights Agreement, dated July 6, 2006, between the Registrant and the preferred stockholders of the Registrant, as amended.

4.02	*	Specimen of Common Stock Certificate.

4.03	†	Warrant to Purchase Common Stock, dated November 10, 2004, issued by the Registrant to Sprint Spectrum L.P.

4.04	†	Warrant to Purchase Preferred Stock, dated February 8, 2008, issued by the Registrant to Leader Equity LLC, as amended.

4.05	†	Warrant to Purchase Series B Preferred Stock, dated February 28, 2008, issued by the Registrant to TriplePoint Capital LLC.

4.06	†	Warrant to Purchase Series C Preferred Stock, dated February 28, 2008, issued by the Registrant to TriplePoint Capital LLC.

5.01	*	Opinion of Fenwick & West LLP.

10.01	†	Forms of Indemnity Agreement.

10.02	†	Amended and Restated 2000 Employee and Consultant Equity Incentive Plan, and forms of agreements thereunder.

10.03	†	2010 Employee and Consultant Equity Incentive Plan, and forms of agreements thereunder.

10.04	*	2011 Equity Incentive Plan, and forms of agreements thereunder.

10.05	†	Executive Bonus Plan of the Registrant.

10.06	†	Offer Letter, dated September 11, 2007, between the Registrant and Charles A. Nooney.

10.07	†	Offer Letter, dated March 15, 2007, between the Registrant and William E. Losch.

10.08	†	Employment Agreement, dated June 25, 2000, between the Registrant and Paul M. Scanlan, as amended.

10.09	†	Offer Letter, dated February 22, 2008, between the Registrant and Kay G. Johansson.

10.10	†	Offer Letter, dated May 26, 2010, between the Registrant and Anders Norström.

10.11	†	Offer Letter, dated April 27, 2010, between the Registrant and Richard C. Herman.

10.12	*	Content License Agreement, effective March 1, 2010, between the Registrant, American Broadcasting Companies, Inc., ABC News/Starwave Partners, ABC Cable Networks Group and International Family Entertainment, Inc., as amended.

Exhibit number		Exhibit title

10.13	*	Content License Agreement, effective March 1, 2010, between the Registrant and ESPN Enterprises, Inc., as amended.

10.14	#	AT&T Developer License Agreement, effective April 5, 2010, between the Registrant and AT&T Mobility LLC, as amended.

10.15	#	Wireless Internet Service Agreement, effective October 6, 2003, between the Registrant and Sprint Spectrum L.P., as amended.

10.16	#	T-Mobile USA Mobile Application Agreement, effective December 6, 2009, between the Registrant and T-Mobile USA, Inc., as amended.

10.17	†	Office Lease, effective March 6, 2005, between the Registrant and Bay Center Investor, LLC (successor-in-interest to Bay Center Office, LLC), as amended.

21.01	†	List of Subsidiaries of the Registrant.

23.01	†	Consent of PricewaterhouseCoopers LLP.

23.02	*	Consent of Fenwick & West LLP (included in Exhibit 5.1).

24.01	†	Power of Attorney.

*	To be filed by amendment.
†	Previously filed.
#	Confidential treatment requested as to certain portions of this exhibit, which portions have been omitted and filed separately with the Securities and Exchange Commission.